Exhibit 99.1

Contact: Karen Schwartzman
(617) 437-9990

Brookline Bancorp, Inc. Names John M. Pereira to Board of Directors

BOSTON, MA — June 24, 2015 — Brookline Bancorp, Inc. (NASDQ: BRKL) announced today that its Board of Directors approved an increase in the number of members of its Board of Directors to 14 members and appointed John M. Pereira as a director to fill the vacancy created by that action.

Mr. Pereira is President of Combined Properties, Inc., a real estate investment and development firm located in Malden, Massachusetts.  Prior to joining Combined Properties, Mr. Pereira was a partner with the law firm of Sherin and Lodgen in Boston.  Mr. Pereira is active in the community, serving as a director for Triangle, Inc., and as member of the development committee for Mystic Valley Elder Services.  He is a registered real estate broker and is a member of the Greater Boston Real Estate Board.  He is also a member of the Massachusetts Bar Association, National Association of Office and Industrial Properties, Real Estate Finance Association, Chelsea Boys and Girls Club Breakfast Club, and the Chelsea, Malden, Medford, and North Shore Chambers of Commerce.  Mr. Pereira earned his Juris Doctorate degree from Boston College Law School and his Bachelor of Science degree from the University of Massachusetts, Dartmouth.

In making the announcement, Joseph J. Slotnik, Chairman of Brookline Bancorp said, “We are pleased to welcome John to the Board.  John brings valuable experience and perspective which will serve our Company well.”

Paul Perrault, CEO and President of Brookline Bancorp, added, “John is well respected in the community and is a valuable addition to our Board.  I look forward to working with him.”

Mr. Pereira joined the Board of Directors of Brookline Bank in March 2015.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc. is a multi-bank holding company for Brookline Bank, First Ipswich Bank, and Bank Rhode Island and their subsidiaries.  Headquartered in Boston, Massachusetts, the Company has $5.8 billion in assets and branches throughout Massachusetts and Rhode Island.  As a commercially-focused financial institution, the Company, through its banks, offers a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small-to mid-sized businesses and retail customers. The Company also provides equipment financing through its Eastern Funding and Macrolease Corporation subsidiaries.  More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.